Exhibit 99.1

EURAMAX HOLDINGS, INC ANNOUNCES
APPOINTMENT OF VICE PRESIDENT, CHIEF INFORMATION OFFICER

Norcross, GA, July 22, 2014 - Euramax Holdings, Inc. (the "Company") announced today that Noel Gayle has joined Euramax International, Inc. as its Vice President, Chief Information Officer (CIO). As the CIO, Noel is responsible for enhancing the customer experience through innovative technology.

Noel joins Euramax after serving 13 years with Compass Group, a multi-billion dollar, world-wide provider of contract foodservice and support services. He started his career at Compass Group as a Division CIO and then became the CIO over the Latin American business. Noel comes from a diverse background covering various industries, which include manufacturing, supply chain, food service and healthcare. He was born in the United Kingdom, is a native of New York and has had the opportunity to work and play in over 30 countries throughout his career. He began his career in Miami with Airbus Industry of North America in 1987 and went on to obtain his MBA in International Business from the University of Miami.

Hugh Sawyer, interim President of Euramax Holdings, Inc. and a professional in Huron Consulting Group’s Business Advisory Practice commented, “In this newly created position, Noel will be touching key functions of our business, including procurement, logistics and salesforce effectiveness. He has a demonstrated track record of using information technology to execute business strategies more effectively, especially with respect to technologies that are designed to enhance the customer’s experience. Under Noel’s leadership of the information technology team, we expect to better serve our customers, grow our business, and accelerate our efforts to improve the Company’s overall performance.”

About Euramax International, Inc.
Formed in 1996, Euramax International, Inc. a leading producer of metal and vinyl products sold to the residential repair and remodel, commercial construction and recreational vehicle (RV) markets primarily in North America and Europe. Products are represented in the market by multiple brands such as Amerimax Exterior Home Products, Fabral and Euramax Coated Products, distributed via Fortune 100 business, and respected and specified by leading firms worldwide. Notable projects include Lady Bird Johnson Middle School in Irving, Texas, the largest net zero school in the United States, and Ferrari World in Yas Island Abu Dhabi, UAE. To learn more, visit Euramax.com

Contact
Euramax Holdings, Inc.
Shyam K. Reddy (678) 728-9654
Chief Administrative Officer, General Counsel & Corporate Secretary
Email: sreddy@euramax.com
Forward Looking Statements
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